UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2006

FORTUNE BRANDS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-9076	13-3295276
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

520 Lake Cook Road

Deerfield, Illinois 60015

(Address of principal executive offices, including zip code)

(Registrant’s telephone number, including area code): (847) 484-4400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d—2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e—4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Merger Agreement

On February 9, 2006, Fortune Brands, Inc., a Delaware corporation (“Fortune Brands”), and Brightstar Acquisition, LLC, an Illinois limited liability company and wholly-owned indirect subsidiary of Fortune Brands (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with SBR, Inc., a West Virginia corporation (“SBR”). Pursuant to the Merger Agreement, upon the closing, Merger Sub and SBR will merge (the “Merger”), with SBR as the surviving entity. Under the Merger Agreement, the fully-diluted stockholders of SBR will be entitled to merger consideration equal to $630 million, subject to certain adjustments (including reduction for outstanding net indebtedness and transaction expenses), to be paid in a combination of cash and shares of Fortune Brands common stock as elected by each fully-diluted stockholder. Between 60% and 85% of the merger consideration will be in the form of Fortune Brands common stock at a fixed value of $82 per share. The remaining portion of the merger consideration will be paid in cash.

The closing of the Merger is subject to the receipt of customary closing conditions, including necessary regulatory authorizations. The Merger Agreement may be terminated at any time prior to the effective time by the mutual written consent of SBR and Fortune Brands. In addition, either Fortune Brands or SBR may terminate the Merger Agreement (i) if the Merger is not completed by July 31, 2006, (ii) if any legal restraint or prohibition prohibiting the completion of the merger becomes final and nonappealable, or (iii) if the other party breaches or fails to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement. Further, Fortune Brands may terminate the Merger Agreement if any of SBR’s principal stockholders breach or fail to perform its covenants or other agreements in the applicable voting agreement entered into in connection with the Merger Agreement. Fortune Brands and SBR have made customary representations and warranties in the Merger Agreement.

The foregoing description of the Merger Agreement is qualified in its entirety by reference to the actual terms of the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated by reference herein in its entirety.

Voting Agreements

In connection with the execution of the Merger Agreement, on February 9, 2006, Fortune Brands entered into voting and option agreements (the “Voting Agreements”) with certain SBR stockholders (the “Stockholders”) who control approximately 58% of the outstanding shares of SBR common stock entitled to vote on the merger. Pursuant to the Voting Agreements, each Stockholder agreed, subject to certain limited exceptions, to vote, and granted to Fortune Brands a proxy to vote, its shares of SBR common stock in favor of adoption of the merger agreement and approval of the merger and any other transactions contemplated by the merger agreement and against any action that would reasonably be expected to adversely affect or delay the merger. Each Stockholder also granted Fortune Brands an option to purchase such Stockholders’ SBR common stock in specified situations.

The foregoing description of the Form of Voting Agreement is qualified in its entirety by reference to the actual terms of the Form of Voting Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated by reference herein in its entirety.

Item 8.01 Other Events.

On February 10, 2006, Fortune Brands issued a press release with respect to the Merger. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

2.1	Agreement and Plan of Merger, dated as of February 9, 2006, by and among Fortune Brands, Inc., Brightstar Acquisition, LLC and SBR, Inc.

10.1	Form of Voting Agreement between Fortune Brands, Inc. and certain stockholders of SBR, Inc.

99.1	Press Release dated February 10, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORTUNE BRANDS, INC.
Date: February 10, 2006
	By:	/s/ Mark A. Roche
	Name:	Mark A. Roche
	Title:	Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit	Description
2.1	Agreement and Plan of Merger, dated as of February 9, 2006, by and among Fortune Brands, Inc., Brightstar Acquisition, LLC and SBR, Inc.

10.1	Form of Voting Agreement between Fortune Brands, Inc. and certain stockholders of SBR, Inc.

99.1	Press Release dated February 10, 2006.